Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Stamps.com Inc. for the registration of 768,900 shares of its common stock and to the incorporation by reference therein of our reports dated March 17, 2014, with respect to the consolidated financial statements of Stamps.com Inc., and the effectiveness of internal control over financial reporting of Stamps.com Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
February 17, 2015